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                            November 16, 2021

       Jeffrey P. Conklin
       Chief Financial Officer
       Citizens, Inc.
       11815 Alterra Parkway, Floor 15
       Austin, TX 78758

                                                        Re: Citizens, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 10,
2021
                                                            File No. 333-260955

       Dear Mr. Conklin:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance